Exhibit 99.2

CSX Corp. Announces Third Quarter 2021 Financial Results

JACKSONVILLE, Fla. – October 20, 2021 – CSX Corp. (NASDAQ: CSX) today announced third quarter 2021 net earnings of $968 million, or $0.43 per share, compared to $736 million, or $0.32 per share in the same period last year. Third quarter 2021 operating ratio was 56.4% compared to 56.9% in the prior year period.

“I want to thank all of CSX’s railroaders for their continued dedication to our customers amidst the combination of ongoing supply chain disruptions and challenges presented by the COVID-19 Delta variant this quarter” said James M. Foote, president and chief executive officer. “We are committed to helping our customers overcome current supply chain constraints and will continue to take action in order to keep our network fluid and design new solutions that enable the delivery of critical goods to millions of Americans.”

Revenue for the third quarter increased 24 percent from the prior year to $3.29 billion, driven by growth across all business lines, increases in other revenue and the inclusion of Quality Carriers’ results. Operating income improved 26 percent to $1.44 billion for the quarter.

CSX executives will conduct a conference call with the investment community this afternoon, October 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Nine Months Ended
	Sep. 30, 2021 (a)	Sep. 30, 2020	$ Change	% Change	Sep. 30, 2021 (a)	Sep. 30, 2020	$ Change	% Change

Revenue	$3,292	$2,648	$644	24%	$9,095	$7,758	$1,337	17%
Expense
Labor and Fringe	631	574	(57)	(10)	1,847	1,687	(160)	(9)
Purchased Services and Other (b)	577	382	(195)	(51)	1,490	1,272	(218)	(17)
Depreciation	367	348	(19)	(5)	1,060	1,036	(24)	(2)
Fuel	247	119	(128)	(108)	631	402	(229)	(57)
Equipment and Other Rents	94	88	(6)	(7)	269	247	(22)	(9)
Gains on Property Dispositions (c)	(60)	(4)	56	NM	(430)	(33)	397	NM
Total Expense	1,856	1,507	(349)	(23)	4,867	4,611	(256)	(6)

Operating Income	1,436	1,141	295	26	4,228	3,147	1,081	34

Interest Expense	(177)	(187)	10	5	(542)	(565)	23	4
Other Income - Net	20	14	6	43	60	51	9	18
Earnings Before Income Taxes	1,279	968	311	32	3,746	2,633	1,113	42

Income Tax Expense	(311)	(232)	(79)	(34)	(899)	(628)	(271)	(43)
Net Earnings	$968	$736	$232	32%	$2,847	$2,005	$842	42%

Operating Ratio	56.4%	56.9%			53.5%	59.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution (d)	$0.43	$0.32	$0.11	34%	$1.26	$0.87	$0.39	45%

Average Shares Outstanding, Assuming Dilution (Millions) (d)	2,242	2,300			2,268	2,307

NM - not meaningful

All prior period share and per share data has been retroactively adjusted to reflect the stock split effective June 28, 2021. Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 30, 2021 (a)	Dec. 31, 2020
ASSETS

Cash and Cash Equivalents	$2,179	$3,129
Other Current Assets	1,718	1,312
Properties - Net	32,814	32,444
Investment in Affiliates and Other Companies	2,059	1,985
Other Long-Term Assets	1,359	923
Total Assets	$40,129	$39,793

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$211	$401
Other Current Liabilities	2,057	1,618
Long-Term Debt	16,182	16,304
Deferred Income Taxes - Net	7,298	7,168
Other Long-Term Liabilities	1,209	1,192
Total Liabilities	26,957	26,683

Total Shareholders' Equity	13,172	13,110
Total Liabilities and Shareholders' Equity	$40,129	$39,793

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended
	Sep. 30, 2021 (a)	Sep. 30, 2020
OPERATING ACTIVITIES
Net Earnings	$2,847	$2,005
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,060	1,036
Deferred Income Tax Expense	109	117
Gains on Property Dispositions (c)	(430)	(33)
Other Operating Activities - Net	233	3
Net Cash Provided by Operating Activities	3,819	3,128

INVESTING ACTIVITIES
Property Additions	(1,220)	(1,209)
Proceeds from Property Dispositions (c)	297	51
Purchases of Short-Term Investments	—	(426)
Proceeds from Sales of Short-Term Investments	3	1,423
Business Acquisition, Net of Cash Acquired (a)	(543)	—
Other Investing Activities	—	(32)
Net Cash Used in Investing Activities	(1,463)	(193)

FINANCING ACTIVITIES
Shares Repurchased (e)	(2,316)	(664)
Dividends Paid	(633)	(599)
Long-term Debt Repaid	(390)	(245)
Long-term Debt Issued	—	500
Other Financing Activities	33	13
Net Cash Used in Financing Activities	(3,306)	(995)

Net (Decrease)/Increase in Cash and Cash Equivalents	(950)	1,940

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	3,129	958
Cash and Cash Equivalents at End of Period	$2,179	$2,898

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Quality Carriers, Inc.: On July 1, 2021, the Company completed its acquisition of Quality Carriers, the largest provider of bulk liquid chemicals transportation in North America, for $546 million in cash, subject to certain customary purchase price adjustments. Through a network of over 100 company-owned and affiliate terminals and facilities in key locations throughout the United States, Canada and Mexico, Quality Carriers provides transportation services to many of the leading chemical producers and shippers in North America. This transaction is expected to create a unique multimodal chemicals transportation solution. With respect to the Company’s financial statements when reviewed under the quantitative and qualitative considerations of Regulation S-X Article 11 and ASC 805, Business Combinations, this acquisition is not material. The results of Quality Carriers' operations and its cash flows were consolidated prospectively.

b)Purchased Services and Other: Beginning third quarter 2021, the Company changed the name of Materials, Supplies and Other expense to Purchased Services and Other, which better describes the composition of this expense amount after the inclusion of Quality Carriers' results. This change in naming convention does not impact previously reported results.

c)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases for a total of $525 million. In April 2021, in the first phase of the transaction, the Company closed on the conveyance of a permanent land easement for passenger rail operations, resulting in a $349 million gain recognized in gains on property dispositions on the consolidated income statement. Upon closing of the first phase, cash proceeds of $200 million were received and a receivable was recorded in the amount of $168 million. The Company expects to collect proceeds of $200 million in fourth quarter 2021, partly attributable to the first phase with the remainder towards the next phase. Additional future proceeds and related gains attributable to this conveyance are subject to state funding.

d)Common Stock Split: On June 4, 2021, CSX announced a three-for-one split of the Company’s common stock in the form of a stock dividend. Each shareholder of record on June 18, 2021, received two additional shares of common stock for each share held as of this record date. The new shares were distributed after close of trading on June 28, 2021. All prior period share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the stock split. Proportional adjustments were also made to outstanding awards under the Company's stock-based compensation plans.

e)Shares Repurchased: During third quarters and nine months 2021 and 2020, the Company engaged in the following repurchase activities, which have been retroactively adjusted to reflect the stock split effective June 28, 2021:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Shares Repurchased (Millions)	34	2	74	31
Cost of Shares (Dollars in millions)	$1,064	$48	$2,316	$664
Average Cost per Share Repurchased	$31.43	$22.66	$31.32	$21.71

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2021 and September 30, 2020

	Volume			Revenue			Revenue Per Unit
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Chemicals	166	165	1%	$624	566	10%	$3,759	$3,430	10%
Agricultural and Food Products	109	115	(5)	343	335	2	3,147	2,913	8
Minerals	90	86	5	162	144	13	1,800	1,674	8
Automotive	75	102	(26)	209	271	(23)	2,787	2,657	5
Forest Products (a)	75	70	7	231	209	11	3,080	2,986	3
Metals and Equipment	70	58	21	206	159	30	2,943	2,741	7
Fertilizers (a)	54	54	—	106	93	14	1,963	1,722	14
Total Merchandise	639	650	(2)	1,881	1,777	6	2,944	2,734	8
Intermodal	744	717	4	509	445	14	684	621	10
Coal	180	155	16	460	330	39	2,556	2,129	20
Trucking (b)	—	—	—	200	—	NM	—	—	—
Other	—	—	—	242	96	152	—	—	—
Total	1,563	1,522	3%	$3,292	$2,648	24%	$2,106	$1,740	21%

Nine Months Ended September 30, 2021 and September 30, 2020

	Volume			Revenue			Revenue Per Unit
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Chemicals	496	495	—%	$1,810	1,723	5%	$3,649	$3,481	5%
Agricultural and Food Products	342	338	1	1,062	1,011	5	3,105	2,991	4
Minerals	244	243	—	439	405	8	1,799	1,667	8
Automotive	239	241	(1)	661	645	2	2,766	2,676	3
Forest Products (a)	223	209	7	684	625	9	3,067	2,990	3
Metals and Equipment	209	173	21	596	500	19	2,852	2,890	(1)
Fertilizers (a)	173	168	3	350	303	16	2,023	1,804	12
Total Merchandise	1,926	1,867	3	5,602	5,212	7	2,909	2,792	4
Intermodal	2,222	1,963	13	1,488	1,226	21	670	625	7
Coal	535	463	16	1,267	1,022	24	2,368	2,207	7
Trucking (b)	—	—	—	200	—	NM	—	—	—
Other	—	—	—	538	298	81	—	—	—
Total	4,683	4,293	9%	$9,095	$7,758	17%	$1,942	$1,807	7%
NM - not meaningful

(a) Effective first quarter 2021, changes were made in the categorization of certain lines of business, impacting Forest Products and Fertilizers. The impacts were not material and prior periods have been reclassified to conform to the current presentation.
(b) Effective third quarter 2021, Trucking revenue is comprised of revenue from the operations of Quality Carriers, which was acquired by CSX effective July 1, 2021.

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 24% in third quarter 2021 when compared to third quarter 2020 due to the inclusion of Quality Carriers' results, increases in other revenue, higher fuel recovery, pricing gains and volume growth.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Nine Months Ended
(Dollars in millions)	Sep. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Fuel Surcharge Revenue (a)	$184	$70	$444	$293
Fuel Lag (Expense) Benefit	$(5)	$(1)	$(44)	$34
(a) Fuel surcharge revenue does not include amounts for trucking or subsidiaries.

Merchandise Volume
Chemicals - Increased due to higher shipments of plastics, sand, waste, and other core chemicals, partially offset by lower shipments of crude oil.
Agricultural and Food Products - Decreased as a result of lower shipments of export grain and ethanol.
Minerals - Increased as a result of higher shipments of aggregates, cement, lime and limestone.
Automotive - Decreased due to lower North American vehicle production, which continues to be impacted by shortages of semi-conductors and other parts.
Forest Products - Increased primarily due to higher shipments of pulpboard, woodpulp and building products.
Metals and Equipment - Increased as growth across the metals markets was partially offset by reduced equipment shipments.
Fertilizers - Increased long-haul fertilizer shipments were offset by declines in short-haul phosphate shipments.

Intermodal Volume
Increased due to higher international shipments as a result of strong demand, inventory replenishments and growth in rail volumes from east coast ports.

Coal Volume
Domestic coal increased due to higher shipments of utility coal as well as higher steel and industrial shipments. The increase in export coal was driven by higher international shipments of both thermal and metallurgical coal.

	Quarters Ended			Nine Months Ended
(Millions of tons)	Sep. 30, 2021	Sep. 30, 2020	Change	Sep. 30, 2021	Sep. 30, 2020	Change
Coal Tonnage
Domestic	12.6	10.3	22%	35.4	29.6	20%
Export	7.7	7.2	7	24.6	22.3	10
Total Coal	20.3	17.5	16%	60.0	51.9	16%

Trucking Revenue
Trucking revenue increased $200 million versus prior year due to the inclusion of Quality Carriers' results.

Other Revenue
Other revenue increased $146 million versus prior year due to increases in revenue for intermodal storage and equipment usage as well as higher demurrage and affiliate revenue.

CSX Corporation
EXPENSE
Expenses of $1.9 billion increased $349 million, or 23%, in third quarter 2021 when compared to third quarter 2020.
Labor and Fringe expense increased $57 million due to the following:
•The acquisition of Quality Carriers resulted in increased costs of $30 million.
•Inflation and higher volume resulted in $23 million of increased expenses.
•Other expenses increased $4 million primarily driven by $16 million in costs for hiring and retention programs, partially offset by other non-significant items.
Purchased Services and Other expense increased $195 million due to the following:
•The inclusion of Quality Carriers' operations drove $126 million of additional costs.
•Higher operating support costs, primarily due to an increased locomotive fleet, as well as higher intermodal terminal costs drove an increase of $31 million.
•Other costs increased $38 million due to $14 million of acquisition-related costs, inflation and other non-significant items.
Depreciation expense increased $19 million primarily due to a larger asset base, which includes Quality Carriers' assets.
Fuel expense increased $128 million primarily resulting from a 77% increase in locomotive fuel prices and the inclusion of non-locomotive fuel used for trucking.
Equipment and Other Rents expense was $6 million higher primarily due to the addition of Quality Carriers' costs as increased car hire was offset by other items.
Gains on Property Dispositions increased to $60 million in 2021 from $4 million in 2020.

Employee Counts (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 30, 2021	Sep. 30, 2020	Change	Sep. 30, 2021	Sep. 30, 2020	Change
Average	20,489	19,313	1,176	19,612	19,760	(148)
Ending (a)	20,506	19,300	1,206	20,506	19,300	1,206

(a) Ending employee counts as of September 30, 2021 include 1,377 Quality Carriers employees.

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and gallons in millions, except price per gallon)	Sep. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Estimated Locomotive Fuel Consumption (Gallons)	85.9	84.3	269.8	254.9
Price per Gallon (Dollars)	$2.34	$1.32	$2.11	$1.44
Total Locomotive Fuel Expense	$201	$111	$569	$367
Non-Locomotive Fuel Expense (a)	46	8	62	35
Total Fuel Expense	$247	$119	$631	$402

(a) Non-locomotive fuel expense for the three and nine months ended September 30, 2021 includes costs of $21 million related to Quality Carriers' operations. For the nine months ended September 30, 2021, non-locomotive fuel expense includes an $18 million benefit related to a state fuel tax matter.

CSX Corporation
OPERATING STATISTICS (Estimated)
In third quarter 2021, velocity decreased by 10% and dwell increased by 8% versus prior year. Both metrics were consistent with second quarter 2021 levels. Intermodal trip plan performance remained strong at 88% and carload trip plan performance of 68% was consistent with second quarter 2021 levels. CSX expects both network fluidity and trip plan performance to improve commensurate with ongoing hiring efforts and actions being taken to offset the current supply chain challenges.

The FRA train accident rate of 3.09 in third quarter 2021 improved 7% year over year. The personal injury frequency index of 0.85 degraded 12% versus the prior year. Safety remains a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2021	Sep. 30, 2020	Improvement / (Deterioration)	Sep. 30, 2021	Sep. 30, 2020	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	17.7	19.6	(10)%	18.1	20.7	(13)%
Dwell (Hours) (a)	10.5	9.7	(8)%	10.6	9.0	(18)%
Cars Online (a)	130,841	115,823	(13)%	130,273	108,437	(20)%
On-Time Originations	71%	85%	(16)%	76%	88%	(14)%
On-Time Arrivals	62%	71%	(13)%	66%	80%	(18)%
Carload Trip Plan Performance	68%	73%	(7)%	68%	78%	(13)%
Intermodal Trip Plan Performance	88%	87%	1%	87%	92%	(5)%
Fuel Efficiency	0.92	0.93	1%	0.96	0.97	1%

Revenue Ton-Miles (Billions)
Merchandise	30.8	31.0	(1)%	94.2	91.9	3%
Coal	8.9	7.1	25%	26.9	21.7	24%
Intermodal	7.8	7.4	5%	23.6	20.3	16%
Total Revenue Ton-Miles	47.5	45.5	4%	144.7	133.9	8%

Total Gross Ton-Miles (Billions)	92.9	90.3	3%	282.3	262.6	8%

Safety
FRA Personal Injury Frequency Index	0.85	0.76	(12)%	0.94	0.84	(12)%
FRA Train Accident Rate	3.09	3.31	7%	2.81	2.83	1%
Certain operating statistics are estimated and can continue to be updated as actuals settle.
(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival. Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Nine Months Ended
(Dollars in millions)	Sep. 30, 2021	Sep. 30, 2020
Net Cash Provided by Operating Activities	$3,819	$3,128
Property Additions	(1,220)	(1,209)
Other Investing Activities	297	19
Free Cash Flow (before payment of dividends)	$2,896	$1,938